ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                 FARMPRO, INC.,

                              THE GSI GROUP, INC.,

                                       AND

                                 HOG SLAT, INC.


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     iii
I.     DEFINITIONS     1
II.     BASIC  TRANSACTION.     1
2.1     PURCHASE  AND  SALE  OF  ASSETS     1
2.2     ASSUMPTION  OF  LIABILITIES     1
2.3     PURCHASE  PRICE.     1
2.4     THE  CLOSING     1
2.5     DELIVERIES  AT  THE  CLOSING     1
2.6     ALLOCATION     1
III.     REPRESENTATIONS  AND  WARRANTIES  OF  THE  SELLER     1
3.1     AUTHORIZATION     1
3.2     ORGANIZATION  OF  THE  SELLER     1
3.3     BROKERS'  FEES     1
3.4     TAX  MATTERS     1
3.5     TITLE  TO  ASSETS     1
3.6     NONCONTRAVENTION.     1
3.7     EMPLOYEE  BENEFITS.     1
3.8     ENVIRONMENTAL,  HEALTH,  AND  SAFETY  MATTERS.     1
3.9     FINANCIAL  STATEMENTS     1
3.10     UNDISCLOSED  LIABILITIES     1
3.11     EVENTS  SUBSEQUENT  TO  MOST  RECENT  FISCAL  MONTH  END     1
3.12     INVENTORY     1
3.13     LEGAL  COMPLIANCE     1
3.14     LITIGATION     1
3.15     PERMITS     1
3.16     INTELLECTUAL  PROPERTY.     1
3.17     TANGIBLE  ASSETS     1
3.18     REAL  PROPERTY.     1
3.19     CONTRACTS.     1
3.20     EMPLOYEES     1
3.21     NO  OTHER  REPRESENTATIONS     1
IV.     REPRESENTATIONS  AND  WARRANTIES  OF  BUYER     1
4.1     ORGANIZATION  OF  THE  BUYER     1
4.2     AUTHORIZATION  OF  TRANSACTION     1
4.3     NONCONTRAVENTION     1
4.4     BROKERS'  FEES     1
V.     PRE  CLOSING  COVENANTS     1
5.1     GENERAL     1
5.2     NOTICES  AND  CONSENTS     1
5.3     OPERATION  OF  BUSINESS     1
5.4     ACCESS     1
5.5     NOTICE  OF  DEVELOPMENTS     1
5.6     NOTICE  OF  ASSUMED  CONTRACTS     1
5.7     SALES  TAXES     1
5.8     BULK  SALES     1
VI.     CONDITIONS  TO  OBLIGATION  TO  CLOSE.     1
6.1     CONDITIONS  TO  OBLIGATION  OF  THE  BUYER     1
6.2     CONDITIONS  TO  OBLIGATION  OF  THE  SELLER     1
VII.     POST-CLOSING  COVENANTS     1
7.1     GENERAL     1
7.2     RESTRICTIVE  COVENANTS.     1
7.3     COLLECTIONS  OF  ACCOUNTS  RECEIVABLE     1
7.4     WORK  IN  PROGRESS     1
7.5     SATISFACTION  OF  LIABILITIES     1
7.6     INSPECTION  OF  RECORDS     1
VIII.     REMEDIES  FOR  BREACHES  OF  THIS  AGREEMENT.     1
8.1     SURVIVAL  OF  REPRESENTATIONS  AND  WARRANTIES     1
8.2     INDEMNIFICATION  PROVISIONS  FOR  BENEFIT  OF  THE  BUYER.     1
8.3     INDEMNIFICATION  PROVISIONS  FOR  BENEFIT  OF  THE  SELLER.     1
8.4     MATTERS  INVOLVING  THIRD  PARTIES.     1
8.5     DETERMINATION  OF  ADVERSE  CONSEQUENCES     1
8.6     SETOFF     1
8.7     EXCLUSIVE  REMEDY     1
IX.     MISCELLANEOUS.     1
9.1     PRESS  RELEASES  AND  PUBLIC  ANNOUNCEMENTS     1
9.2     NO  THIRD-PARTY  BENEFICIARIES     1
9.3     ENTIRE  AGREEMENT     1
9.4     SUCCESSION  AND  ASSIGNMENT     1
9.5     COUNTERPARTS     1
9.6     HEADINGS     1
9.7     NOTICES     1
9.8     GOVERNING  LAW     1
9.9     AMENDMENTS  AND  WAIVERS     1
9.10     SEVERABILITY     1
9.11     EXPENSES     1
9.12     CONSTRUCTION     1
9.13     INCORPORATION  OF  EXHIBITS  AND  SCHEDULES     1
9.14     TIME  OF  THE  ESSENCE     1
EXHIBITS     1
EXHIBIT  1-DEFINITIONS     1
EXHIBIT  2.1-EXCLUDED  ASSETS     1
EXHIBIT  2.5(III)(A)-ASSIGNMENT  AND  ASSUMPTION     1
EXHIBIT  2.6-ALLOCATION  SCHEDULE     1
EXHIBIT  2.6(C)(6)  -  BILL  OF  SALE     1
EXHIBIT  3.9-FINANCIAL  STATEMENTS     1

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     19


                            ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered this ____ day of December, 2004, by and among FARMPRO, INC. a corporation incorporated under the laws of Delaware (the "Seller"), the GSI GROUP, INC., the sole stockholder of Seller, a Delaware corporation ("GSI") and HOG SLAT, INC. a corporation incorporated under the laws of _____________________ (the "Buyer"). The Buyer and the Seller are referred to collectively herein as the "Parties."
RECITALS:
WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets of the Seller's Business in return for the consideration described below;
WHEREAS, the Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, such assets, upon the terms and subject  to  the  conditions  hereinafter  set  forth;
WHEREAS, the Parties hereto desire to set forth certain agreements made as an inducement to the execution and delivery of this Agreement;
NOW THEREFORE, in consideration of these premises and the agreements herein contained, and other good and valuable consideration, the receipt and sufficiency  of  which  hereby  are  acknowledged,  the Parties, intending to be legally  bound,  agree  as  follows:
I.     DEFINITIONS
     . Unless context otherwise requires, capitalized terms shall have the meanings ascribed to them in EXHIBIT 1.
II.     BASIC  TRANSACTION.
     2.1     PURCHASE  AND  SALE  OF  ASSETS
     .  On  and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section II. Notwithstanding anything else contained herein, the Acquired Assets shall not include any of the assets or rights listed and described on EXHIBIT 2.1 (the "Excluded Assets")
     2.2     ASSUMPTION  OF  LIABILITIES
     .  The  Buyer  will  assume  no  liabilities  of  Seller.
     2.3     PURCHASE  PRICE.
     (a) The Buyer agrees to pay to the Seller purchase consideration in an amount as calculated below ("Purchase Price"):
     (i) Inventory. An amount equal to the book value of inventory, except for the value of that inventory included on Exhibit 2.1 as Excluded Assets.
(ii) Accounts Receivable. An amount equal to the face value of the Seller's accounts receivable for sales less than 60 days prior to the date of Closing.
(iii) Fixed Assets. An amount equal to the book value of all fixed assets (other than leasehold improvements having a value of approximately $90,000 detailed on Exhibit 2.3(a)(iii)).
(iv) Work in Progress. For all contracts in progress, an amount equal to the costs incurred to date, net of any billings.
     (b) From the amount calculated in Section F, the following amounts shall be deducted:
     (i) An amount for warranty accrual equal to $__________ [3/4% of the past 12 months' construction billings]; and
(ii) an amount for Iowa sales tax accrual equal to $43,000 which represents Seller's portion of Iowa sales tax audit that is in litigation from 1997-1999.
     (c)     The  Buyer  will  pay  the  Purchase  Price  as  follows:
     (i) $250,000 of the Purchase price (the "Holdback") will be delivered to an escrow agent mutually agreed upon by the Parties (the "Escrow Agent"). The Holdback, together with accumulated interest thereon, shall, subject to the Escrow Agreement and to setoff in accordance with Article VIII, be disbursed to the Seller on the twelfth (12th) month anniversary date of the Closing.
(ii)     The  remainder  of  the  Purchase  Price  shall be paid to Buyer at the
Closing  by  wire  transfer  or  delivery  of other immediately available funds.
     2.4     THE  CLOSING
     . The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _______________________, commencing at 9:00 a.m. local time on the later of (i) December __, 2004; or
(ii) the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").
     2.5     DELIVERIES  AT  THE  CLOSING
     . At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.1 below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6.2 below; (iii) the Seller will execute, have acknowledged by a notary public (if appropriate), and deliver (or cause to be delivered) to the Buyer (A) an assignment and assumption agreement in the form attached hereto as Exhibit 2.5(iii)(A); (B) an assignment of intellectual property in the form of Exhibit 2.5(iii)(B); (C) a bill of sale in the form of
Exhibit 2.5 (iii)(c); (iv) the Buyer will execute, have acknowledged by a notary public (if appropriate), and deliver to the Seller counterparts of the documents referenced above (to the extent that execution by the Buyer is required); and
(v) the Buyer will deliver to the Seller and the Escrow Agent the Purchase Price, as contemplated above.
     2.6     ALLOCATION
     .  The  Parties  have  prepared  the allocation schedule attached hereto as
Exhibit 2.6 and agree that the Parties shall allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes
(including  financial  accounting  and  tax purposes) in accordance with Exhibit
2.6.
III.     REPRESENTATIONS  AND  WARRANTIES  OF  THE  SELLER
     . The Seller represents and warrants to the Buyer that the statements contained in this Section III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section III.
     3.1     AUTHORIZATION
     . The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. This Agreement constitutes the legal, valid and binding agreement of the Seller, enforceable in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general principles of equity. Without limiting the generality of the foregoing, the Seller's board of directors have duly authorized the execution, delivery, and performance of this Agreement by the Seller.
     3.2     ORGANIZATION  OF  THE  SELLER
     . The Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.
     3.3     BROKERS'  FEES
     . The Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.
     3.4     TAX  MATTERS
     . The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes payable in connection with such Tax Returns have been paid or will be paid by Seller. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee.
     3.5     TITLE  TO  ASSETS
     . Except for properties and assets disposed of in the Ordinary Course of Business since the Most Recent Fiscal Year End, the Seller has good and marketable title to all of the Acquired Assets, and as of the Closing Date, the Acquired Assets will be free and clear of any Security Interest or restriction on transfer.
     3.6     NONCONTRAVENTION.
     (a) Noncontravention. Except as set forth in Section 3.6(a) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2.5 above), will violate any Law or Order to which the Seller is subject or any provision of the charter or bylaws of the Seller.
(b) Notices and Consents. Except as set forth in Section 3.6(b) of the Disclosure Schedule, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person or Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred  to  in  Section  2.5  above).
     3.7     EMPLOYEE  BENEFITS.
     (a) Details of Plans. The Seller neither maintains nor contributes to any Employee Benefit Plans.
     3.8     ENVIRONMENTAL,  HEALTH,  AND  SAFETY  MATTERS.
     (a) Compliance. With respect to the real property described in Section 3.18(b) of the Disclosure Schedule, Seller has complied and is in compliance with all Environmental, Health, and Safety Requirements.
(b)     Environmental  Permits.  With  respect to the real property described in
Section 3.18(b) of the Disclosure Schedule, the Seller has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business on such property. A list of all such permits, licenses and other authorizations is set forth on Section 3.18(b) of the Disclosure Schedule.
(c) Notice of Violation. The Seller has not received any written notice regarding any violation of Environmental, Health, and Safety Requirements with respect to the real property described in Section 3.18(b) of the Disclosure Schedule, nor any Liabilities, including any investigatory, remedial or corrective obligations, relating to the real property described in Section
3.18(b) of the Disclosure Schedule and Environmental, Health, and Safety Requirements.
(d) Properties. Except as shown in Section 3.8(d) of the Disclosure Schedule, none of the following exists at the real property described in Section 3.18(b) of the Disclosure Schedule: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.
(e) Waste. With respect to the real property described in Section 3.18(b) of the Disclosure Schedule, Seller has not treated, stored, disposed of or released any hazardous substance in a manner that has given or would give rise to liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.
     3.9     FINANCIAL  STATEMENTS
     . Seller has previously delivered to Buyer the following financial statements (collectively the "Financial Statements"): (i) balance sheets and statements of income as of and for the last three fiscal years ended as of December 31 (with the last fiscal year end being the "Most Recent Fiscal Year End") for the Seller with respect to the Business; and (ii) balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the ____ months ended ____, 2004 (the "Most Recent Fiscal Month End") for the Seller with respect to the Business. The Financial Statements [have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby], present fairly in all material respects (with respect to the Business) the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods; provided, however, that the Financial Statements are subject to normal year-end and audit adjustments, and lack footnotes and other presentation items.
     3.10     UNDISCLOSED  LIABILITIES
     . In connection with the Business, the Seller does not have any Liabilities, except for (i) Liabilities set forth on the balance sheet dated as of the Most Recent Fiscal Month End and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).
     3.11     EVENTS  SUBSEQUENT  TO  MOST  RECENT  FISCAL  MONTH  END
     . Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Seller.
     3.12     INVENTORY
     . The inventory of the Seller is reflected properly on its books and records [in accordance with GAAP] and consists of supplies, raw materials, and work-in-process, and finished goods. Subject to any inventory writedown or reserve set forth on the face of the balance sheet dated as of the Most Recent Fiscal Year End as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller and other than inventory classified as Excluded Assets, there is a not a material portion of such inventory that is not merchantable, not fit for the purpose for which it was procured or manufactured, obsolete, damaged, or defective.
     3.13     LEGAL  COMPLIANCE
     . Except as would not have a material adverse effect on the Buyer, the Seller has, with respect to the Business, complied with all applicable Laws and no Proceeding or notice has been filed or commenced against Seller alleging any failure so to comply.
     3.14     LITIGATION
     . With respect to the Business, Seller is not (i) subject to any outstanding Order or (ii) a party or, to the knowledge of the Seller, threatened to be made a party to any Proceeding, except as disclosed on Section 3.14 of the Disclosure Schedule.
     3.15     PERMITS
     . All Permits that are held by the Seller in connection with the Business are listed in Section 3.15 of the Disclosure Schedule and are in full force and effect. To Seller's Knowledge, there are no violations of any such Permit; and no Proceeding is pending or threatened to revoke or limit any such Permit.
     3.16     INTELLECTUAL  PROPERTY.
     (a) Section 3.16 of the Disclosure Schedule attached hereto sets forth all (i) registered trademarks, service marks, trade names, trade dress and the like (collectively with the associated goodwill of each, the "Trademarks"), together with information regarding any pending applications to register any such rights; and (ii) registrations of and applications to register copyrights which are owned by Seller (collectively with any know-how and trade secrets that are material to the Business, the "Intellectual Property").
     (b) Except as indicated in Section 3.16 of the Disclosure Schedule, no material claim by any person or entity contesting the validity or ownership of any of the Intellectual Property is pending and, to the Knowledge of Seller, the use of the Intellectual Property and the conduct of the Business do not now infringe upon, misappropriate or otherwise violate any proprietary rights of any Person, nor to the Knowledge of Seller, is any of such Intellectual Property being infringed upon, misappropriated or otherwise violated.
     3.17     TANGIBLE  ASSETS
     . Each of the tangible Acquired Assets is free from substantial defects, has been maintained in accordance with the Seller's normal practice, and is in operating condition (subject to normal wear and tear).
     3.18     REAL  PROPERTY.
     (a)     Owned  Real  Property.  The  Seller  owns  no  real  property.
(b)     Leased  Property.  The  Seller  leases  the  real  property that is used solely and directly in connection with the Business as provided on Section 3.19(a) of the Disclosure Schedule. With respect to each such parcel of leased real property: (i) there are no leases, subleases, licenses, concessions, or other agreements granting to any other party or parties the right of use or occupancy of any portion of the leased premises; (ii) there are no parties (other than the Seller) in possession of the leased premises; (iii) all facilities located on the leased premises are supplied with utilities and other services necessary for the operation of such facilities, including electricity, water, telephone, sanitary sewer, and storm sewer; and (iv) each of the leased premises abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.
     3.19     CONTRACTS.
     (a) Types of Contracts. Section 3.19(a) of the Disclosure Schedule lists the following types of contracts to which the Seller is a party and which are solely and directly related to the Business: (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum; (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 6 months or involve consideration in excess of $50,000;
(iii) any agreement concerning confidentiality or noncompetition; (iv) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits; and (v) any agreement under which it has advanced or loaned any amount to any of its employees outside the Ordinary Course of Business.
(b) Status of Contracts. The Seller has delivered to the Buyer a correct and complete copy of each agreement listed in Section 3.19(a) of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) Seller is not in breach or default; and (iii) no party has repudiated in writing any provision of the agreement.
     3.20     EMPLOYEES
     . A list of Seller's salaried employees that work in connection with the Business (the "Employees") is attached hereto as Section 3.20 of the Disclosure Schedule. Included within such list is a list of each such Employee's (i) current rate of pay; (ii) gross compensation paid to such Employee during the last full calendar year; (iii) tenure with the Seller; and (iv) job title or description. Except for those Employees that are subject to contracts described in Section 3.20 of the Disclosure Schedule, all of the Employees are terminable at will. To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Seller prior to the Closing. In connection with the Business and except as shown on Section 3.20 of the Disclosure Schedule, the Seller is not a party to nor bound by any collective bargaining agreement, nor has the Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice. To the Seller's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.
     3.21     NO  OTHER  REPRESENTATIONS
     . Except as expressly set forth in this Article III, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), Liabilities or operations, including, without limitation, with respect to merchantability  or  fitness  for  any  particular  purpose,  and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article III, the Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis.
IV.     REPRESENTATIONS  AND  WARRANTIES  OF  BUYER
     . Buyer represents and warrants to the Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then).
     4.1     ORGANIZATION  OF  THE  BUYER
     . The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.
     4.2     AUTHORIZATION  OF  TRANSACTION
     . The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions,  except  that  such  enforcement  may  be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general principles of equity.
     4.3     NONCONTRAVENTION
     . To the Knowledge of the Buyer, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any Governmental Agency to which the Buyer is subject or any provision of the charter or bylaws of the Buyer.
     4.4     BROKERS'  FEES
     . The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.
V.     PRE  CLOSING  COVENANTS
     . The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.
     5.1     GENERAL
     . Each of the Parties will use its [best efforts] to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VI below).
     5.2     NOTICES  AND  CONSENTS
     . The Seller will give any notices to third parties, and the Seller will use its best efforts to obtain all third party consents in connection with the matters referred to in the agreement referred to in Section 2.5(III)(A) above.
     5.3     OPERATION  OF  BUSINESS
     . In connection with the Business, the Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not engage in any practice, take any action, or enter into any transaction that would result in a breach of Section 3.11 above.
     5.4     ACCESS
     . The Seller will permit representatives of the Buyer to have access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents related directly and solely to the Business.
     5.5     NOTICE  OF  DEVELOPMENTS
     . Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of its representations and warranties in Section III above and such notice shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     5.6     NOTICE  OF  ASSUMED  CONTRACTS
     . By December ____, 2004, the Buyer shall send notice to the Seller indicating which of the agreements listed on Section 3.19(a) of the Disclosure Schedule the Buyer intends to assume (the "Assumed Contracts").
     5.7     SALES  TAXES
     . Buyer and Seller each agree to deliver to the other party (or to such governmental or taxing authority as the other Party reasonable directs) any form of document that may be required or reasonably requested in order to obtain an exemption with respect to any federal, state, local or other, sales, use or other transfer taxes that may otherwise be required to be paid on the transfer of the Acquired Assets or that may otherwise be due with respect to such transfer, promptly upon the earlier of (i) reasonable demand by the other Party or (ii) learning that such form or document is required. If any Taxes, fees, or duties are payable in connection with the transfer of any of the Acquired Assets hereunder (including recording fees, filing fees, licensing fees, and sales taxes), Buyer shall be solely responsible therefor and shall hold Seller harmless therefrom.
     5.8     BULK  SALES
     . Buyer hereby agrees to waive compliance by Seller with the provisions of any applicable bulk sales Law; provided, however, that Seller agrees to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Acquired Assets by reason of such noncompliance (other than with respect to the Assumed Liabilities), to indemnify, defend and hold harmless Buyer from and against any and all such claims in the manner provided in Article VIII hereof, and to take promptly all necessary action to remove any Security Interest which is placed on the Acquired Assets by reason of such noncompliance.
VI.     CONDITIONS  TO  OBLIGATION  TO  CLOSE.
     6.1     CONDITIONS  TO  OBLIGATION  OF  THE  BUYER
     . The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (i) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except for those covenants that are qualified with respect to materiality, which shall be complied with in all respects; and
(ii) the representations and warranties set forth in Article III above shall be true and correct in all material respects at and as of the Closing Date, except for those representations that are qualified with respect to materiality, which shall be true and correct in all respects; and
(iii) the Seller shall have procured all of the third party consents specified in Section 5.2 above; and
(iv) no Proceeding shall be pending or threatened before any Governmental Authority or arbitral body wherein an unfavorable Order would prevent consummation of any of the transactions contemplated by this Agreement; and
(v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6.1(ii)-(iv) is satisfied in all respects.
     The Buyer may waive any condition specified in this Section 6.1 by providing written notice of such waiver to the Seller at or prior to the Closing.
     6.2     CONDITIONS  TO  OBLIGATION  OF  THE  SELLER
     . The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (i) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except for those covenants that are qualified with respect to materiality, which shall be complied with in all respects; and
(ii) the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, except for those representations that are qualified with respect to materiality, which shall be true and correct in all respects; and
(iii) no Proceeding shall be pending before any Governmental Authority or arbitral body wherein an unfavorable Order would prevent consummation of any of the transactions contemplated by this Agreement; and
(iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 6.2(ii)-6.2(iii) is satisfied in all respects.
     The Seller may waive any condition specified in this Section 6.2 by jointly providing written notice of such waiver to the Buyer at or prior to the Closing.
VII.     POST-CLOSING  COVENANTS
     . The covenants contained in this Article VII shall govern the period following the Closing.
     7.1     GENERAL
     . In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below).
     7.2     RESTRICTIVE  COVENANTS.
     (a) Non-Compete. GSI, due to its status as the sole stockholder of Seller and as an inducement to Buyer to enter into this Agreement agrees not to create or otherwise organize a new dealer that sells equipment that is the same as or competitive with equipment sold by Seller or Buyer within 50 miles of Guymon, Oklahoma or Decatur, Iowa for a period of two (2) years after the date hereof. Further, other than with regard to credit extended pursuant to normal industry practices, GSI shall not invest in, guaranty the debt of or provide other financial support to any dealers that sell equipment that is the same as or otherwise competitive with that equipment sold by Seller or Buyer for a two
(2) year period beginning on the Closing. The foregoing restrictions shall only remain in force while Buyer is in compliance with its current or future supply and other agreements with GSI.
(b) Procedures. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.2 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The period of time applicable to any covenant in this Section 7.2 will be extended by the duration of any violation of such covenant.
     7.3     COLLECTIONS  OF  ACCOUNTS  RECEIVABLE
     . To the extent any accounts receivable remain uncollected more than 90 days after the date they are due and with respect to which Buyer has used commercially reasonable efforts to collect such amounts, Seller shall promptly repurchase such accounts receivable from Buyer. Seller will pay Buyer an amount equal to 5% of the amounts collected by Buyer for all accounts receivable purchased by Buyer hereunder. To the extent Buyer collects any accounts receivables purchased by Seller or Seller collects any accounts receivable that are owned by Buyer, each shall promptly remit such funds to the other party.
     7.4     WORK  IN  PROGRESS
     .
     (a) If any contracts for work in progress, the payment for which was governed by Section 2.3(a)(iv) hereof, sought to be assigned by Seller to Buyer are not assignable (the "Unassignable Contracts"), Buyer will complete such Unassignable Contracts on behalf of Seller and bill Seller for costs incurred by Buyer. Seller shall pay such amounts within sixty (60) days after receipt of such invoices. After Closing, Buyer shall be entitled to retain 20% of the closed out margin [NEED TO DEFINE] on all such Unassignable Contracts by it and shall promptly remit the remainder to Seller.
(b) If the parties jointly agree that, as of the Closing, any Unassignable Contract is not profitable, then such Unassignable Contracts shall be canceled or re-negotiated to the extent possible. If such Unassignable Contracts are renegotiated either by or with Buyer's cooperation, then such Unassignable Contracts would become solely the responsibility of the Buyer and Seller would retain no liability or rights to payment with respect thereto going forward. Seller will indemnify Buyer pursuant to Article VIII hereof for any Unassignable Contracts that are in progress or can't be renegotiated but lose money. Buyer and Seller will mutually agree to the identity of such jobs.
     7.5     SATISFACTION  OF  LIABILITIES
     . The Buyer shall have no responsibility and the Seller shall be solely responsible for the satisfaction of all Liabilities of the Seller other than any Assumed Liabilities; provided, however, that such satisfaction may occur in the Ordinary Course of Business; and, provided, further, that the Seller shall have no obligation, as a result of this Agreement, to satisfy any Liability that the Seller is disputing in good faith.
     7.6     INSPECTION  OF  RECORDS
     . Each Party shall retain and make its books and records available for inspection by the any other Party, or by its duly authorized representatives, for reasonable business purposes at reasonable times during normal business hours, for a two (2) year period after the Closing Date, with respect to all transactions relating to the Closing and the Acquired Assets; provided, however, that the execution of a confidentiality agreement may be a pre-condition to the examination of any such records.
VIII.     REMEDIES  FOR  BREACHES  OF  THIS  AGREEMENT.
     8.1     SURVIVAL  OF  REPRESENTATIONS  AND  WARRANTIES
     . All of the representations and warranties of the Seller contained in Sections 3.1 through 3.21 of this Agreement shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period thereafter of twelve (12) months.
     8.2     INDEMNIFICATION  PROVISIONS  FOR  BENEFIT  OF  THE  BUYER.
     (a) Breach of Agreement. If Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant Section 8.1 above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 9.7 below within such survival period, then the Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Buyer shall suffer after the end of any applicable survival period) caused proximately by the breach; provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of the Seller: (A) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $20,000 aggregate deductible (the "Deductible") (after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered by reason of all such breaches exceeds a $250,000 aggregate ceiling (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences).
(b) Liabilities. Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer caused proximately by any Liability of the Seller (including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer Law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of Law).
     8.3     INDEMNIFICATION  PROVISIONS  FOR  BENEFIT  OF  THE  SELLER.
     (a)     Breach  of  Agreement.   If  Buyer  breaches  any  of  its
representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant Section 8.1 above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 9.7 below within such survival period, then the Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Seller shall suffer after the end of any applicable survival period) caused proximately by the breach.
     8.4     MATTERS  INVOLVING  THIRD  PARTIES.
     (a) Third Party Claims. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.
(b) Indemnifying Party. The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.
(c) Indemnified Party. Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided above, however, the Indemnified Party may defend against the Third Party Claim in any manner the Indemnified Party reasonably may deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Parties.
     8.5     DETERMINATION  OF  ADVERSE  CONSEQUENCES
     . The Parties shall make appropriate adjustments for tax benefits and insurance coverage in determining Adverse Consequences for purposes of this
Article  VIII.
     8.6     SETOFF
     . To the extent Adverse Consequences exist in excess of the Deductible, the Buyer shall setoff such amount against the Holdback. Buyer shall first notify the Seller in writing of the asserted amount of the setoff and the facts pursuant to which the Buyer believes it is entitled to exercise such setoff right, after which the Seller shall have twenty (20) business days within which to object to or cure said alleged breach.
     8.7     EXCLUSIVE  REMEDY
     . The Parties acknowledge and agree that the foregoing indemnification provisions in this Article VIII shall be the exclusive remedy of the Parties with respect to the Acquired Assets, the sale of the Business, and the transactions contemplated by this Agreement (exclusive of remedies provided and in connection with those agreements described in Section 2.5 , which shall be governed by their respective terms). Without limiting the generality of the foregoing, the Buyer understands and agrees that its right to indemnification under Section 8.2(a) for breach of the representations and warranties contained in Section 3.8 shall constitute its sole and exclusive remedy against the Seller with respect to any environmental, health, or safety matter relating to the past, current or future facilities, properties or operations of the Business and all of their respective predecessors or Affiliates, including without limitation any such matter arising under any Environmental, Health, and Safety Requirements. Aside from such right to indemnification, the Buyer hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from the Seller, and hereby releases the Seller from any claim, demand or liability, with respect to any such environmental, health, or safety matter (including without limitation any arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), any analogous state law, or the common law. Except as set forth above, the Buyer hereby unconditionally agrees to indemnify, defend, and hold harmless the Seller from any and all liability, loss, cost or expense with respect to any such environmental, health, or safety matter (including without limitation any arising under any Environmental, Health, and Safety Requirements and including without limitation CERCLA, any analogous state law, and the common law).
IX.     MISCELLANEOUS.
     9.1     PRESS  RELEASES  AND  PUBLIC  ANNOUNCEMENTS
     . Before the Closing Date, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).
     9.2     NO  THIRD-PARTY  BENEFICIARIES
     . This Agreement shall not confer any rights or remedies upon any Person other than the Parties and GSI and their respective successors and permitted assigns.
     9.3     ENTIRE  AGREEMENT
     . This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
     9.4     SUCCESSION  AND  ASSIGNMENT
     . This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.
     9.5     COUNTERPARTS
     . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     9.6     HEADINGS
     . The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.7     NOTICES
     . All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If  to  Buyer:     Hog  Slat,  Inc.     If  to  Seller:     FarmPRO,  Inc.
     ______________________          _________________________
     ______________________          _________________________
     Attn:__________________          Attn:_____________________
     Fax:___________________          Fax:______________________


Copy  to:          Copy  to:     Armstrong  Teasdale  LLP
               One  Metropolitan  Sq,  Suite  2600
               St.  Louis,  Missouri  63102-2740
               Attn:  John  L.  Gillis,  Jr.,  Esq.
               Fax:  (314)  612-5065
     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     9.8     GOVERNING  LAW
     . This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
     9.9     AMENDMENTS  AND  WAIVERS
     . No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     9.10     SEVERABILITY
     . Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     9.11     EXPENSES
     . Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     9.12     CONSTRUCTION
     . The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.
     9.13     INCORPORATION  OF  EXHIBITS  AND  SCHEDULES
     . The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     9.14     TIME  OF  THE  ESSENCE
     . Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by any Party for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Missouri for observance thereof.

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date and year first written above.
BUYER

Hog  Slat,  Inc.

By:__________________________________
Printed  Name:  _________________________
Title:    _________________________


SELLER

FarmPRO,  Inc.

By:__________________________________
Printed  Name:_________________________
Title:      President


SELLER'S  STOCKHOLDER:

The  GSI  Group,  Inc.

By:__________________________________
Printed  Name:_________________________
Title:    _________________________

     4


                                    EXHIBITS
EXHIBIT  1-DEFINITIONS
----------------------
1. "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller that are directly and solely related to the Business, including all (a) of the Seller's tangible personal property (such as machinery, equipment, inventory, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (b) of the Seller's Intellectual Property shown on Section 3.16 of the Disclosure Schedule, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, documentation related thereto, and rights to protection of interests therein under the Laws of all jurisdictions,
(c) of the Assumed Contracts, (d) of the Seller's books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (e) accounts receivable for sales less than 60 days prior to the date of Closing; provided, however, that the Acquired Assets shall not include (i) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement); or (ii) any of the Excluded Assets.
2. "Adverse Consequences" means all Proceedings, Orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.
3. "Affiliate" means: a. with respect to a particular individual: (a) each other member of such individual's Family; ii. any Person that is directly or indirectly controlled by any one or more members of such individual's Family; and iii. any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); (b). with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); and (iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and children, and (iii) any other natural person who is related to the individual and who resides with such individual.
4. "Assumed Contracts" means each of the contracts or agreements of the Seller identified by the Buyer on the notice contemplated by Section 5.6.
5. "Assumed Liabilities" means the obligations of the Seller under the Assumed Contracts.
6.     "Business"  means  the  Seller's  business  as  currently  conducted.
7.     "Buyer"  has  the  meaning  set  forth  in  the  preface  above.
8.     "Closing"  has  the  meaning  set  forth  in  Section  2.4.
9.     "Closing  Date"  has  the  meaning  set  forth  in  Section  2.4.
10.     "Code"  means  the  Internal  Revenue  Code  of  1986,  as  amended.
11.     "Deductible"  shall  have  the  meaning  set  forth  in  Section  8.2.
12.     "Disclosure  Schedule"  has  the  meaning  set  forth  in  Article  III.
13.     "Employees"  shall  have  the  meaning  set  forth  in  Section  3.20.
14. "Employee Benefit Plan" means any (a) nonqualified deferred compensation arrangement, (b) qualified defined contribution retirement plan which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or severance plan or program, or (e) obligation, arrangement or customary practice to provide benefits, other than salary, as compensation for services rendered, to present and former directors, employees, or agents other than obligations, arrangements and practices that are described in (a) through (d).
15.     "Employee  Pension  Benefit  Plan"  has  the  meaning set forth in ERISA
Sec.3(2).
16.     "Employee  Welfare  Benefit  Plan"  has  the  meaning set forth in ERISA
Sec.3(1).
17. "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of Law, all judicial and administrative Orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.
18. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
19. "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code Sec.414.
20.     "Excluded  Assets"  has  the  meaning  set  forth  in  Section  2.1.
21.     "Fiduciary"  has  the  meaning  set  forth  in  ERISA  Sec.3(21).
22.     "Financial  Statements"  has  the  meaning  set  forth  in  Section 3.9.
23. "GAAP" means United States generally accepted accounting principles as in effect from time to time.
24. "Governmental Authority" means any a. nation, state, county, city, town, borough, village, district or other jurisdiction; b. federal, state, local, municipal, foreign or other government; c. governmental or quasi-governmental body of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); d. body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; e. any regulatory or self-regulatory authority compliance with which is required by Law; or f. an official of any of the foregoing.
25.     "Intellectual  Property"  has  the  meaning  set  forth in Section 3.16.
26. "Knowledge" an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is or was actually aware of such fact or other matter.
27. "Law" means any statute, law, ordinance, decree, Order, injunction, rule, directive, or regulation of any Governmental Authority.
28. "Liability" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due),  including  any  liability  for  any  Tax.
29. "Most Recent Financial Statements" has the meaning set forth in Section 3.9."Most Recent Fiscal Month End" has the meaning set forth in Section 3.9.
30.     "Most Recent Fiscal Year End"  has the meaning set forth in Section 3.9.
31.     "Multiemployer  Plan"  has  the meaning set forth in ERISA Sec.3(37)(A).
32. "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental
Authority  or  by  any  arbitrator.
33. "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
34.     "Party"  has  the  meaning  set  forth  in  the  preface  above.
35. "Permits" means licenses, permits, certificates, certificates of occupancy, orders, authorizations and approvals required by applicable Laws or Governmental Authority.
36. "Person" means an individual, a partnership, a corporation, an association, limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
37.     "Post-Closing  Adjusted  Purchase  Price"  has  the meaning set forth in
Section  2.3.
38. "Proceeding" means any action, arbitration, audit, hearing, charge, compliant, investigation, litigation, petition, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
39. "Prohibited Transaction" has the meaning set forth in ERISA Sec.406 and Code Sec.4975.
40.     "Purchase  Price"  has  the  meaning  set  forth  in  Section  2.6.
41. "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
42.     "Seller"  has  the  meaning  set  forth  in  the  preface  above.
43. "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
44. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
45.     "Trademarks"  has  the  meaning  set  forth  in  Section  3.16.
46. "Unassignable Contracts" shall have the meaning set forth in Section 7.4 hereof.

------

     3


                           EXHIBIT 2.1-EXCLUDED ASSETS
                           ---------------------------
     [Below descriptions are from various emails, more detail will be needed prior to closing]
Certain  Inventory  over  10  months  old[per  3.12]
Truck  and  Trailer  items  (approximate  value  $150,000)
Leasehold  improvements
Equipment  not  passing  Buyer's  inspection [to be scheduled prior to Closing].

------

     3


EXHIBIT  2.5(III)(A)-ASSIGNMENT  AND  ASSUMPTION
------------------------------------------------
EXHIBIT  2.6-ALLOCATION  SCHEDULE
---------------------------------
EXHIBIT  2.6(C)(6)  -  BILL  OF  SALE
-------------------------------------
EXHIBIT  3.9-FINANCIAL  STATEMENTS
----------------------------------